EXHIBIT 99.1

CAMDEN PROPERTY TRUST ANNOUNCES ACQUISITION OF
FUND PARTNERSHIP INTERESTS

Houston, Texas (March 18, 2022) – Camden Property Trust (NYSE:CPT) (the “Company”) announced today the planned acquisition of all outstanding partnership interests in its two discretionary investment funds (the “Funds”) from Teacher Retirement System of Texas (“TRS”). The purchase price is based upon a gross asset valuation of the Funds of approximately $2.1 billion. Camden currently owns 31.3% of the Funds’ interests and will acquire the remaining 68.7% interests through this transaction. Total consideration for the acquisition of TRS’ interests, after adjusting for approximately $520 million of existing secured mortgage debt of the Funds (which will remain outstanding after closing), is approximately $1.1 billion and will be initially funded through cash on hand and borrowings under the Company’s $900 million unsecured line of credit. This transaction is anticipated to close early in the 2nd quarter of 2022.

The assets involved in this transaction include 22 multifamily communities with 7,247 apartment homes with an average age of 12 years, primarily located in Sunbelt markets across Camden’s portfolio. The Company expects this acquisition will provide an initial FFO yield of approximately 4.25% and, assuming an April 1, 2022 close, would result in approximately $0.08 per share of accretion to Camden’s prior 2022 funds from operations (“FFO”) guidance. As a result of this transaction, the expected net operating income (“NOI”) contribution from markets including Houston, Austin, Dallas, and Tampa would increase slightly, while the remainder of Camden’s markets would reflect slightly lower concentrations.

“We are pleased to announce this transaction, which allows us to fully acquire a very attractive portfolio of assets with no execution or integration risks,” said Richard J. Campo, Camden’s Chairman and Chief Executive Officer. “We have operated these Camden communities for many years and are excited for the opportunity to add them to our wholly-owned portfolio.”

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates, and projections about the industry and markets in which Camden operates, management's beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Factors which may cause the Company’s actual results or performance to differ materially from those contemplated by forward-looking statements are described under the heading “Risk Factors” in Camden’s Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission (SEC). Forward-looking statements made in today’s press release represent management’s current opinions at the time of this publication, and the Company assumes no obligation to update or supplement these statements because of subsequent events.

Camden Property Trust, an S&P 400 Company, is a real estate company primarily engaged in the ownership, management, development, redevelopment, acquisition, and construction of multifamily apartment communities. Camden owns interests in and operates 171 properties containing 58,300 apartment homes across the United States. Upon completion of 5 properties currently under development, the Company’s portfolio will increase to 60,073 apartment homes in 176 properties. Camden has been recognized as one of the 100 Best Companies to Work For® by FORTUNE magazine for 14 consecutive years, most recently ranking #8.

For additional information, please contact Camden’s Investor Relations Department at (713) 354-2787 or access our website at camdenliving.com.